Exhibit 21.1

Subsidiaries of Above Food Ingredients Inc.

The following list of subsidiaries applies upon filing of the Registration Statement on Form F-1 and any amendments thereto:

Legal Name	Jurisdiction of Incorporation
Above Food Corp.	Canada
Bite Acquisition Corp.	United States
Above Food Brands Inc.	Canada
Above Food Ingredients Corp.	United States
Above Food USA Corp.	United States
Above Regenerative Agriculture Corp.	Canada
Discovery Earth Sciences Inc.	Canada
Discovery Seed Labs Ltd.	Canada
Farmer Direct Organic Foods Ltd.	Canada
Northern Quinoa Production Corporation	Canada
Purely Canada Foods Corp.	Canada
Purely Canada Kindersley Ingredients Inc.	Canada
Purely Canada Lands Corp.	Canada
Wood & Water Foods Inc. (Culcherd)	Canada
OATelité Manufacturing Corp.	Canada
Discovery Regenerative Agriculture Corp.	United States
Atlantic Natural Foods, LLC	United States
102195107 Saskatchewan Ltd.	Canada
Brotalia, S.L.	Spain